Filed pursuant to Rule 433

Registration Statement No.: 333-189568

THE BANK OF NEW YORK MELLON CORPORATION

$200,000,000 FLOATING RATE SENIOR NOTES DUE 2019

FEBRUARY 6, 2014

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES G

EXPECTED RATINGS*: A1 / A+ / AA- / AAL (STABLE/NEGATIVE/STABLE/STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: FEBRUARY 12, 2019

TRADE DATE: FEBRUARY 6, 2014

SETTLEMENT DATE: FEBRUARY 12, 2014 (T+4)

COUPON: 3-MONTH LIBOR PLUS 50 BASIS POINTS

COUPON FREQUENCY: QUARTERLY

INTEREST PAYMENT DATES: INTEREST PAYS QUARTERLY ON EACH FEBRUARY 12, MAY 12, AUGUST 12 AND NOVEMBER 12, COMMENCING ON MAY 12, 2014 AND ENDING ON THE MATURITY DATE

INTEREST DETERMINATION DATES: THE SECOND LONDON BANKING DAY PRECEDING THE RELATED INTEREST RESET DATE

REDEMPTION: NOT REDEEMABLE BY THE ISSUER PRIOR TO MATURITY

DAY COUNT CONVENTION: ACTUAL/360; MODIFIED FOLLOWING, ADJUSTED

BUSINESS DAY CENTRES: NEW YORK, LONDON

PRINCIPAL AMOUNT: $200,000,000

ISSUE PRICE: 100% OF PRINCIPAL AMOUNT

PROCEEDS TO ISSUER: $199,700,000

PRICING BENCHMARK: 3-MONTH LIBOR (REUTERS LIBOR01)

SPREAD TO BENCHMARK: +50 BASIS POINTS

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP/ISIN: 06406HCT4 / US06406HCT41

BOOKRUNNER: J.P. MORGAN SECURITIES LLC

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC, collect, at 1-212-834-4533.

*	A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.